Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 3 to Registration Statement No. 333-139704 on Form S-11 of our report dated March 20, 2007 (June 11, 2007 as to paragraph 1 of Note 1), relating to the consolidated balance sheet of Cornerstone Growth & Income REIT, Inc. (formerly known as Cornerstone Institutional Growth REIT, Inc.) and subsidiary as of December 31, 2006, appearing in the Prospectus, which is a part of such Registration Statement, and to the reference to us under the heading “Experts” in such Prospectus.

/s/ DELOITTE & TOUCHE LLP

Costa Mesa, California

July 13, 2007